Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

DDi Corp. (“DDi”) and Joseph P. Gisch (“Employee”) hereby agree to end the employment relationship between the Employee and DDi and each of its subsidiaries and affiliated companies (all referred to here as the “Company”) on the following basis:

1. Employee’s employment with the Company will end at 1:00 pm PDT on November 15, 2004 (the “Termination Date”). Effective on the Termination Date, Employee resigns from all positions as an officer and employee of the Company.

2. On the Termination Date, Employee will be paid his regular base salary through that date, and for any earned but unused vacation days. Employee will cooperate fully with an amicable and professional transition of accounts and/or responsibilities. In addition, Employee will return to the Company all files, records, credit cards, keys, equipment, and any other Company property or documents maintained by him for the Company’s use or benefit.

3. Employee represents that he is signing this Agreement voluntarily and with a full understanding of and agreement with its terms, for the purpose of receiving special pay from the Company beyond that provided by normal Company policy.

4. In consideration for and in reliance on Employee’s promises and releases in this Agreement, and upon the effectiveness of this Agreement in accordance with Paragraph 11 hereof, Employee will be entitled to the following benefits:

a.	The Company will pay Employee $305,000 (the “Severance Amount”), which is equal to his base salary for a period of 12 months. The Severance Amount will be subject to payroll and withholding taxes according to the Company’s normal payroll practices and will be payable in equal installments on normal payroll dates over the course of the 12 month period following the Effective Date (as defined below) (the “Severance Period”), provided that the first payment will be made within two weeks after the Effective Date.

b.	The Employee shall be entitled to receive an amount equal to the bonus, if any, the Employee would have been entitled to receive for service through December 31, 2004 under the Company’s 2004 Senior Management Bonus Program had the Employee remained an employee and an officer of the Company through December 31, 2004.

c.	For the duration of the Severance Period, the Company will make COBRA payments on behalf of Employee in connection with medical coverage under the Company’s group medical insurance (it being understood that the Company may change the terms of its medical insurance plans in its discretion).

d.	The Company will accelerate the vesting of 43,750 shares of currently unvested restricted stock issued to Employee under the DDi Corp. 2003 Management Equity Incentive Plan (the “Plan”), so that all such shares be fully vested on the Effective Date.

e.	The Company will accelerate the vesting of the following unvested stock options granted to Employee under the Plan, so that all such stock options will vest and become fully exercisable on the Effective Date: (a) 23,404 Tranche A1 options (exercise price of $0.49); (b) 23,404 Tranche A2 options (exercise price of $5.00 per share); (c) 23,404 Tranche A3 options (exercise price of $5.75 per share); and (d) 20,060 Tranche A4 options (exercise price of $0.001 per share).

f.	The Company will extend the post-termination exercise period for all unexercised stock options granted to Employee under the Plan so that all such stock options will be exercisable for the period ending three years following the Termination Date.

Employee agrees that he is not entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in this Agreement, and hereby expressly waives any claim to any compensation, benefit, or payment which is not expressly referenced in this Agreement.

5. Employee agrees to provide consulting services (“Consulting Services”) to the Company for a period of six (6) months beginning on the Termination Date (the “Consulting Term”). Such Consulting Services will consist of (a) assisting the Company’s management team in guiding the Sarbanes-Oxley Section 404 certification project to completion, including through testing, remediation and issuance of opinion by the PricewaterhouseCoopers, LLP audit team; (b) otherwise assisting the Company’s Chief Financial Officer in his transition into the Company; and (c) such additional consulting services as reasonably requested by the Company’s Chief Executive Officer in writing. Employee will commit up to 20 hours per week and be willing to travel during Consulting Term.

In consideration for such Consulting Services, the Company shall provide Employee from the Termination Date and continuing during the Consulting Term:

a.	a consulting fee of $50,000 per month over the Consulting Period for providing the Consulting Services to the Company; and

b.	Reimbursement for all reasonable expenses, consistent with the Company’s reimbursement policy and past practices, as approved by the Company’s Chief Executive Officer in connection with the performance of the Consulting Services.

6. In exchange for the special pay provided in Paragraph 4, Employee promises

a.	to keep this Agreement and its contents in complete confidence and not to disclose the fact or terms of this Agreement or the fact or amount of the special payment(s) to any person, including any past, present, or prospective employee of the Company;

b.	not to disparage the Company or its products, services, or management;

c.	not to use or disclose any confidential information, trade secrets, or financial, personnel, or client information which he learned while employed by the Company;

d.	for a period of twelve (12) months after this Agreement is signed, not to solicit or participate in or assist in any way in the solicitation of any Company employee to begin an employment or consulting relationship with any other employer; and

e.	for a period of twelve (12) months after this Agreement is signed, not to solicit or participate in or assist in any way in the solicitation of the customers of the Company to cease or decrease doing business with the Company or for the customers to begin doing business with any competitor of the Company. This promise does not prevent Employee from going to work for a competitor of the Company as long as he does not violate any of his promises with respect to Company information, property and/or trade secrets.

7. Employee does hereby, for himself and his heirs, successors and assigns, release, acquit and forever discharge DDi, its subsidiaries and affiliated companies, and their respective officers, directors, managers, employees, representatives, agents, related entities, successors, and assigns (the “Released Parties”), of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which he or his heirs may have against such persons or entities based on any actions or events which occurred prior to his Termination Date, including but not limited to those related to, or arising from, Employee’s employment with the Company or the ending thereof; provided, however, that notwithstanding anything to the contrary in the foregoing, this release shall not relieve DDi from its obligation to indemnify and hold harmless Employee pursuant to the provisions of Article IX of DDi’s Certificate of Incorporation (as amended) including, without limitation, in connection with the securities action captioned Raymond Ferrari, et al. v. Joseph P. Gisch, et al., currently pending in the United States District Court for the Central District of California, CV-03-7063. This release includes any and all claims for violation of any law prohibiting discrimination; claims for violation of any law governing payment of wages, including commissions; tort claims; and claims for breach of any express or implied contract or covenant.

In exchange for material portions of the special payment(s) provided in Paragraph 4 and in accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against any of the Released Parties based on any act or omission which occurred on or before the date this Agreement is signed by Employee.

8. It is further understood and agreed that as a condition of this Agreement, Employee is waiving any rights he might have under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.”

9. This Agreement contains all of the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements, except for any agreement by Employee regarding confidentiality and/or protection of Company information, property, or trade secrets, which agreement(s) shall continue in full force and effect. This Agreement may not be changed or modified in any way, except in a writing signed by an authorized representative of the Company and Employee.

10. Employee understands that he is waiving legal rights by signing this Agreement, and has consulted with an attorney and/or other persons to the full extent he wanted to do so before signing this Agreement.

11. Employee is hereby advised that he (a) may consult with an attorney prior to signing this Agreement, and (b) has 21 days in which to consider and accept this Agreement by signing this Agreement, which should then be promptly returned to the Company’s General Counsel at the Company. In addition, Employee is advised that he has a period of 7 days following his signing of this Agreement in which he may revoke the Agreement. If Employee timely revokes this Agreement, he will not receive the special pay under Paragraph 4. If Employee does not advise the Company (by a writing received by the Company’s General Counsel at the Company within such 7-day period) of his intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the 7 days (“Effective Date”).

12. This Agreement will be interpreted, enforced and governed by and under the laws of the State of California. Any dispute regarding the validity or terms of this Agreement or any aspects of Employee’s employment with the Company, including termination, or any other dispute between these parties shall be resolved by an arbitrator selected in accordance with the employment arbitration rules of the Judicial Arbitration and Mediation Services (“JAMS”), or such other arbitration service to which Employee and Company may agree, as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived. The only exception to this promise to arbitrate is a claim by either party for injunctive relief pending arbitration. The arbitration will be held in the city in which Employee last worked, unless the parties agree otherwise.

13. This Confidential Severance Agreement and General Release is signed this 17 day of November, 2004.

“Employee”	/S/ JOSEPH P. GISCH
JOSEPH P. GISCH

“Company”	DDi CORP.

	By:	/s/ TIMOTHY J. DONNELLY
	Name:	Timothy J. Donnelly
	Title:	V.P. & General Counsel